REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 18, 2005, with respect to the consolidated financial statements included in the post effective amended filing of the Registration Statement (Form S-8 No. 333-90122, effective June 10, 2002) of Commerce Group Corp. for the fiscal year ended March 31, 2005 and 2004.

/s/ Chisholm, Bierwolf & Nilson, LLC
____________________________________
Chishom, Bierwolf & Nilson, LLC
Bountiful, UT

May 18, 2005